Exhibit 99.1

Contacts:	Fred Adams, Jr., Chairman and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

JACKSON, Miss. (July 27, 2009) – Cal-Maine Foods, Inc. (NASDAQ:CALM) today announced financial results for the fourth quarter and fiscal year ended May 30, 2009.

For the fourth quarter of fiscal 2009, net sales were $213.6 million compared with net sales of $235.6 million for the fourth quarter a year ago.  The Company reported net earnings of $10.3 million, or $0.43 per basic share, for the fourth quarter of fiscal 2009 compared with net earnings of $36.6 million, or $1.54 per basic share, for the same period last year.

For the fiscal year 2009, net sales were $928.8 million compared with net sales of $915.9 million for fiscal 2008.  The Company reported net income of $79.5 million, or $3.34 per basic share, for fiscal 2009 compared with net income of $151.9 million, or $6.41 per basic share, in fiscal 2008.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Our overall results for the fourth quarter of fiscal 2009 were good.   These results reflect lower egg prices than a year ago.  Our feed costs for the quarter were also lower compared with the same period last year, however they were still high by historical standards.   Sales of eggs at the retail level have been very strong with food service and restaurant volume continuing to lag, reflecting the current economic environment.

“For the year ahead, we expect to see good demand. We also look for feed costs to remain relatively high and volatile.   Our management team is performing well with good results,” Adams added.

For the fourth quarter of fiscal 2009, Cal-Maine will pay a cash dividend of approximately $0.144 per share to holders of its common and Class A common stock.  The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable August 13, 2009, to shareholders of record on July 29, 2009.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs.  The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected.  SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	May 30, 2009	May 31, 2008	May 30, 2009	May 31, 2008
Net sales	$213,601	$235,628	$928,812	$915,939
Gross profit	37,907	72,042	204,727	298,556
Operating income	15,169	52,043	121,474	223,637
Income before income taxes	15,526	54,911	121,010	231,391

Net income	$10,266	$36,558	$79,500	$151,861

Net income per share:
Basic	$0.43	$1.54	$3.34	$6.41
Diluted	$0.43	$1.54	$3.34	$6.40
Weighted average shares outstanding
Basic	23,789	23,714	23,769	23,677
Diluted	23,824	23,751	23,811	23,733

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands)

	May 30, 2009	May 31, 2008
ASSETS
Cash and short-term investments	$82,048	$94,858
Receivables	44,628	47,930
Inventories	97,535	76,766
Other	17,474	4,711
Current assets	241,685	224,265

Property, plant and equipment (net)	249,958	206,493
Other assets	91,202	70,478
Total assets	$582,845	$501,236

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$61,845	$67,952
Other current liabilities	8,400	10,358
Current maturities of long-term debt	13,806	11,470
Deferred income taxes	19,635	12,935
Current liabilities	103,686	102,715

Deferred income taxes and other liabilities	31,125	37,161
Long-term debt, less current maturities	115,983	85,680
Shareholders' equity	332,051	275,680
Total liabilities and shareholders' equity	$582,845	$501,236

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